Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 11, 2022, by and among Rabern Rentals, LLC, a Delaware limited liability company (the “Company”), Steven Berner (“Berner”), and Manitex International, Inc., a Michigan corporation (“Purchaser”). The Company, Berner and Purchaser are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in Section V below.

WHEREAS, at least one day prior to the date hereof, Berner and Rabern, Inc., a Texas corporation (“Rabern Corp”), caused Rabern Rentals, LP, a Texas limited partnership (“LP”), to be converted to the Company pursuant to the Laws of the States of Texas and Delaware (for the avoidance of doubt, any reference to the “Company” herein shall refer to LP for any period prior to such conversion);

WHEREAS, prior to the transactions contemplated by this Agreement, (i) Purchaser loaned approximately Thirteen Million Dollars ($13,000,000) to the Company, which loan was evidenced by the Promissory Note issued by the Company to Purchaser, and (ii) the Company used the loan proceeds to repay the Existing Loan to the Existing Lender;

WHEREAS, on the terms and subject to the conditions set forth herein, Purchaser desires to purchase a seventy percent (70%) membership interest in the Company from Berner (the “Berner Interest”), and Berner desires that Purchaser purchase the Berner Interest from Berner for an aggregate purchase price equal to the Purchase Price (as defined below) (the “Interest Purchase”);

WHEREAS, immediately following the Interest Purchase, each of Purchaser and Berner shall contribute (the “Contribution”) all of their respective membership interests in the Company to Rabern Holdco, Inc., a newly formed Delaware corporation (“Holdco”), in exchange for stock of Holdco, such that following the Contribution, Holdco will own a ninety-nine percent (99%) membership interest in the Company and Rabern Corp shall own the remaining one percent (1%) membership interest;

WHEREAS, contemporaneously with the transactions contemplated by the preceding recitals, the members of the Company shall enter into a Limited Liability Company Agreement of the Company in the form of Exhibit A attached hereto (the “LLC Agreement”); and

WHEREAS, contemporaneously with the transactions contemplated by the preceding recitals, the stockholders of Holdco shall enter into a Stockholders Agreement of Holdco (the “Stockholders Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein, and intending to be legally bound, the Parties hereby agree as follows:

SECTION I

PURCHASE AND SALE

1.1 Transfer of the Berner Interest. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below) and at the Closing (as defined below), Berner shall sell, assign, transfer, and convey to Purchaser, and Purchaser shall purchase, acquire, and accept from Berner, the Berner Interest free and clear of all Encumbrances.

1.2 Consideration.

(a) The gross cash consideration that Purchaser shall pay Berner for the Berner Interest shall be equal to $25,900,000, which shall be subject to the various adjustments, escrows and other provisions hereof (the “Purchase Price”).

(b) At the Closing, Purchaser shall deposit an aggregate amount equal to the sum of the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Fleet Escrow Amount (the “Escrow Amount”) into an escrow account (the “Escrow Account”) established pursuant to the terms of the Escrow Agreement. Any costs and expenses of the Escrow Agent in connection with the Escrow Agreement shall be borne equally by Purchaser and Berner.

1.3 Calculation of Adjustment Amount.

(a) Within sixty (60) calendar days after the Closing, Purchaser shall prepare and deliver or cause to be prepared and delivered to Berner a statement (the “Closing Statement”) setting forth a good faith calculation of (i) the Net Working Capital of the Company as of the Effective Time (the “Closing Net Working Capital”), (ii) the Indebtedness of the Company as of immediately prior to the Effective Time (but calculated to include any amounts that only become payable if the Closing occurs) (the “Closing Indebtedness Amount”), and (iii) the Adjustment Amount based on such amount. The Closing Statement will be prepared in accordance with the principles set forth on Schedule 1.3(a) (collectively, the “Accounting Principles”).

(b) If Berner disputes any amounts reflected on the Closing Statement as delivered by Purchaser, Berner shall so notify Purchaser in writing (a “Notice of Dispute”) not more than twenty-one (21) calendar days after the date Purchaser receives the Closing Statement, specifying in reasonable detail all points of disagreement (any such disagreement hereinafter, a “Disagreement”). If Berner fails to deliver a Notice of Dispute within such twenty-one (21)-day period, Berner shall be deemed to have accepted the Closing Statement (and all amounts and calculations set forth thereon) and the Closing Statement as originally delivered by Purchaser (and all such amounts and calculations) shall be final, binding, and non-appealable by the Parties. If a Notice of Dispute is timely delivered, Berner and Purchaser shall negotiate in good faith to resolve any Disagreement (as evidenced by a written agreement between them). If any Disagreement is not resolved by Purchaser and Berner in writing within twenty-one (21) calendar days after Purchaser receives the Notice of Dispute, Purchaser and Berner shall refer the Disagreement to an independent nationally recognized accounting firm that is mutually agreed to by Purchaser and Berner in writing (the “Accountant”) for resolution of such Disagreement in accordance with the terms of this Agreement. Purchaser and Berner shall instruct the Accountant that the determinations of such firm with respect to any Disagreement shall be rendered within fifteen (15) calendar days after the referral of the Disagreement or as soon thereafter as reasonably possible. The scope of the disputes to be resolved by the Accountant shall be limited to whether the unresolved items in dispute that were included in the Notice of Dispute were prepared in accordance with this Agreement, including the Accounting Principles, and the Accountant shall determine, on such basis, whether and to what extent the Closing Statement requires adjustment. The Accountant’s decision shall be based solely on written submissions and presentations by Berner and Purchaser and their respective representatives and not by independent review. The Accountant shall address only those items in dispute and may not assign a value greater than the greatest value claimed for such item by either Party or smaller than the smallest value for such item claimed by either Party. The determination of the Accountant pursuant to this Section 1.3(b) shall be final and binding on the Parties. The fees, costs, and expenses of the Accountant shall be allocated between Berner, on the one hand, and Purchaser, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Accountant that is unsuccessfully disputed by each such Party (as finally determined by the Accountant) bears to the total amount of disputed items so submitted; provided, that such fees, costs, and expenses shall not include, so long as a Party complies with the procedures of this Section 1.3, the other Party’s outside counsel or accounting fees. The Closing Net Working Capital and the Closing Indebtedness Amount, each as set forth on the Closing Statement as finally determined in accordance with the terms of this Section 1.3(b), shall be referred to as the “Final Net Working Capital” and the “Final Indebtedness Amount,” respectively.

(c) If the Adjustment Amount, as finally determined pursuant to this Section 1.3, is a positive number, Purchaser and Berner will, within five (5) business days after the date on which the Adjustment Amount is finally determined pursuant to this Section 1.3 (the “Final Resolution Date”), deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to (i) pay to Purchaser from the Escrow Account an aggregate amount equal to the Adjustment Amount and (ii) pay to Berner the remaining balance, if any, of the Adjustment Escrow Amount in the Escrow Account after giving effect to subpart (i) above. If the Adjustment Amount is greater than the Adjustment Escrow Amount, then, within ten (10) business days after the Final Resolution Date, Berner shall make an aggregate payment equal to such excess to Purchaser to an account designated by Purchaser.

(d) If the Adjustment Amount, as finally determined pursuant to this Section 1.3, is a negative number, (i) Purchaser will, within ten (10) business days after the Final Resolution Date, pay Berner an amount equal to the absolute value of such Adjustment Amount; and (ii) Purchaser and Berner will, within ten (10) business days after the Final Resolution Date, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Berner the balance of the Adjustment Escrow Amount in the Escrow Account.

(e) Any payment of an Adjustment Amount will be treated as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

1.4 Calculation of Rental Fleet Adjustment Amount.

(a) Within sixty (60) calendar days after the Closing, Purchaser shall prepare and deliver or cause to be prepared and delivered to Berner a statement (the “Rental Fleet Statement”). The Rental Fleet Statement shall set forth a good faith calculation of the “Rental Fleet Adjustment Amount,” which shall be calculated as follows:

(i) 30% of the difference between (x) the Company’s actual Indebtedness at Closing (the “Closing Indebtedness”) minus (y) the Company’s Indebtedness as of December 31, 2021; minus

(ii) 70% of the value of the Company’s rental fleet assets acquired between January 1, 2022 and the Closing Date (the “Rental Fleet Assets Increase Amount”), plus

(iii) the amount of the Rental Fleet Acquisition Payment.

By way of example, if the Company’s Indebtedness at Closing was $15,400,000, the Company’s Indebtedness as of December 31, 2021 was $13,000,000, and the Rental Fleet Assets Increase Amount was $2,000,000, then the Rental Fleet Adjustment Amount would be $720,000 (30% of $15,400,000 minus $13,000,00), minus $1,400,000 (70% of $2,000,000), plus $1,340,005.14 = $660,005.14.

(b) If Berner disputes any amounts reflected on the Rental Fleet Statement as delivered by Purchaser, the dispute resolution procedures set forth in Section 1.3(b) above shall be used to resolve any such disputes.

(c) Upon determination of the Rental Fleet Adjustment Amount, as finally determined pursuant to this Section 1.4, (x) if the Rental Fleet Adjustment amount is a negative number, Purchaser and Berner will, within five (5) business days after the date on which the Rental Fleet Adjustment Amount is finally determined pursuant to this Section 1.4 deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to (i) pay to Purchaser from the Escrow Account an aggregate amount equal to the Rental Fleet Adjustment Amount and (ii) pay to Berner the remaining balance, if any, of the Fleet Escrow Amount in the Escrow Account after giving effect to subpart (i) above, and (y) if the Rental Fleet Adjustment amount is a positive number, Purchaser and Berner will, within five (5) business days after the date on which the Rental Fleet Adjustment Amount is finally determined pursuant to this Section 1.4 deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Berner the remaining balance of the Fleet Escrow Amount in the Escrow Account, and in addition, Purchaser will pay to Berner any amount by which the absolute value of the Rental Fleet Adjustment Amount exceeds the Rental Fleet Escrow Amount.

(d) Any payment of a Rental Fleet Adjustment Amount will be treated as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

1.5 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures on the date of execution of this Agreement (the “Closing Date”). At the Closing, the Parties shall consummate the transactions contemplated by this Agreement in the following manner and simultaneously, but none of the transactions described below shall be consummated unless all of such transactions are consummated.

(a) Immediately prior to the Closing, (i) the Company shall execute and deliver the Promissory Note to Purchaser, and (ii) Purchaser, at the direction of the Company shall make payment to the Existing Lender the principal amount referenced in the Promissory Note which amount shall be the amount necessary to fully repay the Existing Loan as set forth on the payoff letter delivered with respect to the Existing Loan pursuant to Section 1.5(c)(v) hereof.

(b) At the Closing, Purchaser shall deliver, or cause to be delivered to Berner:

(i) by wire transfer of immediately available funds to an account designated in writing by Berner, an aggregate amount equal to the Closing Payment;

(ii) by wire transfer of immediately available funds to an account designated by the Escrow Agent, an amount equal to the Escrow Amount;

(iii) the LLC Agreement, duly executed by Purchaser;

(iv) the Escrow Agreement, duly executed by Purchaser;

(v) the Stockholders Agreement, duly executed by Purchaser;

(vi) an employment agreement by and among Purchaser and Berner (the “Berner Employment Agreement”), duly executed by Purchaser;

(vii) executed copies of the New Lease Agreements duly executed by the landlord party thereto and the Company, as well as evidence to Purchaser’s satisfaction that all such New Lease Agreements have been duly executed by a party that is duly authorized to do so; and

(viii) such other documents, instruments and certificates as Berner may reasonably request in connection with the transactions contemplated by this Agreement.

(c) At the Closing, Berner shall deliver, or cause to be delivered, to Purchaser:

(i) the written release of all Liens relating to the Assets (as defined below) of the Company or Encumbrances relating to the Berner Interests other than Permitted Encumbrances, executed by the holder of or parties to each such Lien or Encumbrance;

(ii) the LLC Agreement, duly executed by each of Rabern Corp and Berner;

(iii) the Berner Employment Agreement, duly executed by Berner;

(iv) the Escrow Agreement, duly executed by Berner;

(v) payoff letter from Existing Lender for Existing Loan;

(vi) the Stockholders Agreement, duly executed by Berner;

(vii) with respect to all Indebtedness of the Company, payoff letters from each appropriate third-party lender in form and substance satisfactory to Purchaser;

(viii) a copy of all filings required to be made by the Company and all Licenses and other authorizations and consents required to be obtained under all applicable Laws, in order to consummate the transactions contemplated by this Agreement in compliance with such Laws, in each case on terms and conditions reasonably satisfactory to Purchaser;

(ix) a copy of all third-party consents and approvals that are necessary for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any contract, agreement, instrument or document, all of which are identified with an asterisk (*) on Schedule 2.12, in each case on terms and conditions reasonably satisfactory to Purchaser;

(x) certified copies of the resolutions duly adopted by the manager of the Company and the requisite approvals duly obtained from the members of the Company authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby (including the LLC Agreement) and the consummation of the transactions contemplated hereby and thereby;

(xi) evidence, to Purchaser’s reasonable satisfaction, of the termination of the Supplemental Income Plan;

(xii) a properly completed and duly executed Internal Revenue Service Form W-9 from Berner; and

(xiii) such other documents, instruments and certificates as Purchaser may reasonably request in connection with the transactions contemplated by this Agreement.

1.6 Withholding. Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable under the terms of this Agreement such amounts as it is required to deduct and withhold pursuant to any provision of applicable Law. To the extent that amounts are so withheld by Purchaser under any provision of this Agreement, such withheld amounts (i) shall be remitted by Purchaser to the applicable Governmental Entity in accordance with applicable Law and (ii) shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.

1.7 Indemnity Escrow. The Indemnity Escrow Amount shall be available to satisfy any Losses incurred by any Purchaser Indemnified Persons for which the Purchaser Indemnified Persons are indemnified pursuant to Section 7.2. If Berner becomes obligated (whether through mutual agreement between Purchaser and Berner, as a result of a final non-appealable judicial determination or otherwise finally determined in accordance with the terms hereof) to provide indemnification or another payment pursuant to or in accordance with the terms of this Agreement, Purchaser and Berner shall, if necessary for release of funds from the escrow, execute joint written instructions to the Escrow Agent to disburse the appropriate amounts from the Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement. After a period of 18 months from the Closing Date, Purchaser and Berner shall, if necessary for release of funds from the escrow, execute joint written instructions to the Escrow Agent to disburse any remaining portion of the Indemnity Escrow Amount to Berner, in accordance with the terms of the Escrow Agreement. Notwithstanding the foregoing, subject to the terms of the Escrow Agreement, if Purchaser does not execute a joint written instruction with Berner to the Escrow Agent, within 10 days after expiration of the 18-month period described in the preceding sentence and after written request of Berner to Purchaser to execute such joint written instruction, Purchaser agrees Berner may unilaterally direct the Escrow Agent to disburse the remaining portion of the Indemnity Escrow Amount to Berner.

SECTION II

REPRESENTATIONS AND WARRANTIES WITH RESPECT

TO BERNER AND THE COMPANY

As a material inducement to Purchaser to enter into this Agreement and purchase the Berner Interest hereunder, Berner and the Company hereby represent and warrant to Purchaser as follows:

2.1 Organization. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its state of organization and is qualified to do business in every jurisdiction in which failure to qualify, individually or in the aggregate, would cause a Material Adverse Effect. The Company and its Subsidiaries possess all requisite limited liability company power and authority to carry on its businesses as presently conducted and to carry out the transactions contemplated by this Agreement.

2.2 Equity Interests and Related Matters.

(a) Immediately prior to the date hereof, the authorized and outstanding Equity Interests of the Company consists solely of those Equity Interests set forth on Schedule 2.2(a) attached hereto, and such Equity Interests are held of record as set forth on Schedule 2.2(a) attached hereto. Each of the Equity Interests referred to in the immediately preceding sentence has been duly authorized and validly issued.

(b) Except as set forth on Schedule 2.2(b), neither the Company nor any of its Subsidiaries has any outstanding Equity Interests or securities or rights containing any profit participation features, or any rights or options to subscribe for or to purchase any Equity Interests or any equity appreciation rights or phantom equity-type plans or rights (including any interest in the Company or its Subsidiaries not reflected in Schedule 2.2(b)) or any agreement, arrangement or right (contingent or otherwise) to payment based upon the equity or other valuation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests or any warrants, options or other rights to acquire its Equity Interests, other than as expressly provided in or contemplated by this Agreement or the LLC Agreement or as set forth on Schedule 2.2(b). There are no statutory or contractual preemptive rights or rights of first refusal or other similar restrictions with respect to the purchase and sale of the Berner Interest hereunder, except as provided in the LLC Agreement. Neither the Company nor any of its

Subsidiaries have violated any Laws in connection with the offer, sale or issuance of any of its Equity Interests. Except for this Agreement, the LLC Agreement and as set forth on Schedule 2.2(b) attached hereto, there are no agreements or understandings between or among the Company and the holders of any of its Equity Interests or, to the Company’s Knowledge, among any other Persons with respect to the voting or transfer of their respective Equity Interests or with respect to any other aspect of its governance.

2.3 Subsidiaries; Investments. Except as set forth on Schedule 2.3, the Company does not have any Subsidiaries and does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, joint venture or other business association. Except as set forth on Schedule 2.3, the Company has not ever had any Subsidiary (that is not currently a Subsidiary) or any obligation to make any additional Investments in any Person.

2.4 Authorization. The execution, delivery and performance of each Transaction Document to which the Company is a party, and all of the transactions contemplated hereby and thereby have been duly authorized by the Company and, to the extent required under the Company’s applicable Governing Documents or otherwise, its manager(s) and/or member(s). Each Transaction Document to which the Company is a party constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as such enforcement may be limited by Laws of general application relating to bankruptcy, insolvency and relief of debtors and general principles of equity.

2.5 Noncontravention. Except as set forth on Schedule 2.5, the execution and delivery by the Company of each Transaction Document to which it is a party, and all of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not (a) violate or result in a breach of any provisions of the Company’s or any of its Subsidiaries’ Governing Documents, (b) violate, result in a breach of or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or order to which the Company or any of its Subsidiaries is subject, or (c) violate or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, create in any Person the right to, accelerate, terminate, modify or cancel, require any notice under, or result in the imposition or creation of a Lien upon or with respect to any Equity Interests or Assets of the Company or any of its Subsidiaries under, any note, bond, mortgage, indenture, deed of trust, lease, or Material Contract (as defined below) to which the Company or any of its Subsidiaries are a party, or by which the Company or any of its Subsidiaries or any of their assets or properties are bound.

2.6 Financial Statements and Related Matters.

(a) Attached as Schedule 2.6 are the following financial statements (the “Financial Statements”): (i) the consolidated balance sheet of the Company as of as of December 31, 2021, and the related consolidated statements of income, changes in members’ equity and cash flows for the year then ended, (ii) the consolidated balance sheet of the Company as of December 31, 2020, and the related consolidated statements of income, changes in members’ equity and cash flows for the year then ended and (iii) the unaudited consolidated balance sheet of the Company as of March 31, 2022 (the “Latest Balance Sheet”), and the related consolidating statement of income for the three-month period then ended.

(b) Each of the foregoing Financial Statements (including the notes thereto, if any) is based upon the books and records of the Company and its Subsidiaries and presents fairly in all material respects the financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby and has been prepared in accordance with GAAP consistently applied, except as set forth in Schedule 2.6, throughout the periods covered thereby (subject in the case of the unaudited Financial Statements to the absence of footnote disclosures and normal year-end adjustments, which are not, individually or in the aggregate, material in nature).

2.7 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries have any Liabilities whatsoever, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent, or otherwise, and there is no reasonable basis for any claim, action or proceeding with respect to any such Liability, other than (a) liabilities set forth on Schedule 2.7, (b) to the extent and for the amount reflected as a Liability or reserved against on the Latest Balance Sheet; (c) Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which has had or may reasonably be expected to have an adverse effect upon the Company or its Subsidiaries); (d) for performance (but not for breach) and payment obligations incurred under arm’s-length contracts for goods or services; or (e) Liabilities which are less than $50,000, individually or in the aggregate.

2.8 No Material Adverse Effect. Since January 1, 2021 (i) there has occurred no fact, event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect, and (ii) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice.

2.9 Absence of Certain Developments. Except as described on Schedule 2.9, since January 1, 2021, neither the Company nor any of its Subsidiaries have:

(a) executed any guaranty, issued any notes, bonds or other debt securities or any Equity Interests, borrowed any amount or otherwise incurred or created any Indebtedness;

(b) declared, set aside or made any payment or distribution of Cash or other property to any of its members or holders of profits or other Equity Interests in the Company or its Subsidiaries with respect to such Person’s Equity Interests or otherwise (including any so-called “tax distribution”), or purchased, redeemed or otherwise acquired directly or indirectly any Equity Interests;

(c) sold, assigned, transferred, leased, licensed or otherwise encumbered any of its material tangible Assets or any Intellectual Property, except in the ordinary course of business and consistent with past practice, or abandoned or permitted to lapse any Company Intellectual Property;

(d) amended its Governing Documents (excluding the documents related to the conversion of the LP to the Company) or terminated (other than through performance) or amended in any material respect any agreement which would be a Material Contract if it were in effect (ignoring, if applicable, any such amendment) on the date of this Agreement;

(e) made, granted or increased any bonus or any wage, salary, incentive arrangements or other compensation to any employee, director or consultant or group of employees (except, in the case of “rank-and-file” non-management employees, other than salary or wage increases in the ordinary course of business consistent with past practice), or made or granted any increase in any Employee Benefit Plan or arrangement, or adopted any new Employee Benefit Plan or arrangement;

(f) directly or indirectly engaged in any transaction, arrangement or contract with any officer, manager, member or Affiliate of the Company or any of its Subsidiaries;

(g) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Person (including the incorporation, formation or organization of any Subsidiary), other than advances to the Company’s employees in the ordinary course of business consistent with past practice;

(h) suffered any damage, destruction or casualty loss (whether or not covered by insurance), or made any capital expenditures or commitments therefor exceeding, in the aggregate, $25,000;

(i) made any charitable contributions exceeding, in the aggregate, $5,000;

(j) made any change in any method of accounting or accounting policies not previously disclosed to Purchaser, other than those required by GAAP or the Code which have been disclosed in writing to Purchaser, or reversed any accounting accruals or reserves;

(k) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business;

(l) other than the Transaction Documents, entered into any Material Contract or exclusive licensing arrangement or any material transaction other than in the ordinary course of business consistent with past practices;

(m) made, amended or revoked any material election with respect to Taxes, amended any Tax Return (excluding any amended Tax Return set forth on Schedule 6.8), changed any accounting method or period relating to Taxes, consented to any waiver or extension of any statute of limitations with respect to Taxes or Tax Returns, settled or compromised any Liability regarding Taxes or entered into any closing agreement, surrendered any right to claim a Tax refund, offset or other reduction in Tax Liability, or made any voluntary Tax disclosures, Tax amnesty or other similar filing; or

(n) agreed, whether orally or in writing, to do any of the foregoing.

2.10 Assets. Except as set forth on Schedule 2.10, on the date hereof, the Company and any of its Subsidiaries have good and valid title to, a valid leasehold interest in, or a valid license to use, the properties and assets, tangible or intangible, used by it, located on its premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet (the “Assets”) and except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Permitted Encumbrances. Except as set forth on Schedule 2.10, the Assets constitute all of the assets, properties and rights, whether tangible or intangible, used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

2.11 Tax Matters. Except as set forth on Schedule 2.11:

(a) The Company has timely filed all Tax Returns required to be filed and each such Tax Return has been prepared in compliance with applicable Laws and is true, correct and complete in all material respects. The Company has properly disclosed all reportable transactions as required by Treasury Regulation Section 1.6011-4 or comparable provision of state Law;

(b) All Taxes due and payable by or with respect to the Company have been timely and fully paid and there are no reasonable grounds for the assertion or assessment of additional Taxes against the Company or its Assets;

(c) The Company has timely and properly withheld and paid over to the proper Governmental Entity all Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any member, partner, employee, independent contractor, creditor, shareholder or other third-party, including, but not limited to, amounts required to be withheld under Sections 1441, 1442, 1445, 1446, 1472, and 3402 of the Code (or any similar provisions of state, local or non-U.S. Law);

(d) There are no actions, suits, proceedings or audits with respect to Taxes, or any notices of inquiry with respect to any of the foregoing, pending against or being conducted with respect to the Company and no action, suit, proceeding or audit with respect to Taxes has been, to Company’s Knowledge, threatened against or with respect to the Company;

(e) The Company has not waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment, deficiency, election or filing, which waiver or extension has not expired;

(f) True, correct and complete copies of all Income Tax Returns filed by the Company for each of the last three taxable periods have been made available to Purchaser. True, correct and complete copies of all Tax examination reports and statements of deficiencies assessed against, or agreed to, with respect to the Company have been made available to Purchaser;

(g) The Company (i) is not a party to or bound by any Tax indemnity, Tax allocation or Tax sharing agreement, (ii) does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes, and (iii) does not have any Liability for the Taxes of any Person, as a transferee or successor, by contract, or otherwise;

(h) The Company has not received a written claim by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction, which would be covered by such Tax Returns;

(i) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return;

(j) The Company has never had (i) a permanent establishment in a foreign country, as defined in the relevant Tax treaty between the United States and such foreign country, or (ii) business activities, operations or other presence in a foreign country that may reasonably be expected to cause it to be subject to Income Tax in such country;

(k) The Company is, and at all times since its formation has been, classified as a partnership within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(i) for federal and all applicable state and local Income Tax purposes;

(l) There are no Encumbrances for Taxes upon any Assets of the Company, other than for current Taxes not yet due and payable;

(m) The Company has properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt;

(n) The Company (i) does not have any Deferred Payroll Taxes, and (ii) has not utilized any payroll Tax credits pursuant to any provision of the CARES Act or other similar provision of applicable Law;

(o) The Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement, approval or order of any taxing authority (“Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not materially affect the validity or effectiveness of any such Tax Incentive or otherwise result in the termination or recapture of any amount or benefit received pursuant to such Tax Incentive; and

(p) None of the Company, Purchaser or Holdco will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount or advance payment received, or deferred revenue accrued, on or prior to the Closing Date; or (iv) change in method of accounting, or improper use of method of accounting for a taxable period ending on or prior to the Closing Date.

2.12 Contracts and Commitments.

(a) Except as set forth on Schedule 2.12, neither the Company nor any of its Subsidiaries are a party to or otherwise obligated under any of the following, whether written or oral:

(i) Any contract, agreement or purchase order providing for the sale of products or the provision of services, in any such case, by the Company and any of its Subsidiaries to any other Person;

(ii) Any single contract or purchase order providing for an expenditure by the Company and any of its Subsidiaries or any contracts or purchase orders with the same or affiliated vendor(s) providing for an expenditure by the Company and any of its Subsidiaries;

(iii) Any contract providing for an expenditure by the Company and any of its Subsidiaries for the purchase, lease or sale of any real property;

(iv) Any purchase commitment for materials, supplies or other items or services materially in excess of the normal, ordinary, usual and current requirements of the Company and any of its Subsidiaries;

(v) Any contract pursuant to which the Company or any of its Subsidiaries is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other Person or entity;

(vi) Any contract pursuant to which the Company or any of its Subsidiaries is the lessor or sublessor of, or permits any third-party to operate, any real or personal property owned or leased by the Company or any of its Subsidiaries or an officer, employee or equityholder of the Company, any of its Subsidiaries or any Affiliate thereof;

(vii) Any revocable or irrevocable power of attorney granted to any Person for any purpose whatsoever;

(viii) Any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, pledge, letter of credit arrangement, guarantee, endorsement, assumption, indemnity, surety, foreign exchange contract, commodity contract, interest rate or other derivative contract, accommodation or other similar type of contract or agreement, and in any event, including each instrument, contract or agreement evidencing or relating to Indebtedness;

(ix) Any arrangement or other agreement which involves (i) a sharing of profits, or (ii) any joint venture, partnership or similar contract or arrangement;

(x) Any contract providing for the payment of any Cash or other benefits upon the sale or change of control of the Company and any of its Subsidiaries;

(xi) any contract with (A) any Affiliate of the Company or any of its Subsidiaries, including Berner, or (B) any officer, director, employee, or equityholder of the Company, any of its Subsidiaries or any of its Affiliates, including Berner;

(xii) any contract with an employee, consultant, contractor or other non-employee service provider that (A) provides for annualized compensation, or (B) cannot be terminated by the Company at will without prior notice and without payment of severance or other penalty;

(xiii) any contract with a staffing company, employee leasing company or professional employer organization pursuant to which the employees of such company or organization provide services to the Company;

(xiv) any contract pursuant to which the Company or any of its Subsidiaries have entered into or agreed to enter into any factoring, hedging or similar transactions;

(xv) any contract relating to Intellectual Property by which the Company or any of its Subsidiaries (A) licensed to any Person any Company Intellectual Property or sublicensed to any Person any Intellectual Property owned by another Person, (B) is licensed under any Intellectual Property owned by another Person; (C) settled any dispute or released or was released from any claim pertaining to any Intellectual Property, or granted or was the beneficiary of a covenant not to sue or other restrictive covenant or agreement with respect to Intellectual Property; or (D) procured the development of any Intellectual Property;

(xvi) any non-competition, non-solicitation, or exclusive dealing agreement restricting the Company or any of its Subsidiaries or any other contract which purports to limit or restrict in any respect (A) the ability of the Company or any of its Subsidiaries to solicit customers or employees or (B) the manner in which, or the location in which, all or any portion of the business of the Company or any of its Subsidiaries, is or would be conducted;

(xvii) any contract that grants any right of first refusal, right of first offer, right of first negotiation, or similar right with respect to any material asset or business of the Company or any of its Subsidiaries or that limits or purports to limit the ability of the Company and any of its Subsidiaries to own or operate any material asset or business;

(xviii) any contract that contains a “most favored nation” clause or other term providing preferential pricing or treatment by the Company or any of its Subsidiaries in favor of a third-party;

(xix) any Material Contract or commitment not made in the ordinary course of business;

(xx) any sales agency, sales representation, dealer, consultant, distributorship or franchise agreement that by its terms is not terminable by the Company or any of its Subsidiaries without cost or penalty upon thirty (30) days’ notice or less; or

(xxi) any other contract or commitment having a value, or requiring the payment any amount which is not cancelable without penalty on ninety (90) days’ notice or less and which is not specifically described on any other Schedule to this Agreement.

(b) Each contract, agreement, instrument or document which requires the consent or approval of any third-party (i) for the consummation of the transactions contemplated hereby or (ii) to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any contract, agreement or document, is set out on Schedule 2.12 and identified with an asterisk (*) thereon.

(c) All of the contracts, agreements, instruments and documents set forth or required to be set forth on Schedule 2.12 (each, a “Material Contract”) are valid, binding and enforceable against the Company or any of its Subsidiaries and, to the Company’s Knowledge, each other party thereto in accordance with their respective terms (except as such enforceability may be limited by Laws of general application relating to bankruptcy, insolvency and relief of debtors and general principles of equity). The Company is not in default under or in breach of, in each case, nor in receipt of any written claim of such default or breach, under any Material Contract. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance, in each such case, by the Company under any such Material Contract. To the Company’s Knowledge there is no cancellation, anticipated or threatened cancellation, or any breach by the other parties to any Material Contract. The Company and its Subsidiaries have no present expectation or intention of not fully performing on a timely basis all such obligations required to be performed by the Company or its Subsidiaries under any such Material Contract. The Company has provided a true and complete copy of each of the written Material Contracts (or a representative form used in the ordinary course of business and copies of each Material Contract that materially deviates from such form) and an accurate description of each of the oral Material Contracts.

2.13 Intellectual Property Rights.

(a) Schedule 2.13 contains a complete and accurate list of all Company Intellectual Property that is the subject of a registration or patent or a pending application therefor, including domain name registrations and social media accounts, and a general description of all material trade secrets and other material unregistered Intellectual Property included in Company Intellectual Property, including Software and material, unregistered Trademarks.

(b) The Company and its Subsidiaries (collectively or one or more of them) have good, valid, and legal title to, and are the sole and exclusive owners of all right, title, and interest in and to, the Company Intellectual Property, free of any Lien other than Permitted Encumbrances, and have valid and enforceable, unexpired written licenses to use, in the manner currently used by the Company and its Subsidiaries, pursuant to an agreement set forth on Schedule 2.12 (or not required to be set forth on that Schedule), all other Intellectual Property necessary for or used in the operation of their respective businesses as currently conducted. The Company and its Subsidiaries do not, in the conduct of their respective businesses as currently conducted, use or employ any Intellectual Property conceived, developed or otherwise created by Berner or any of their current or former employees that is not Company Intellectual Property or use or employ any Intellectual Property created or owned by any of consultants or other independent contractors engaged by any of them that is not Company Intellectual Property or Intellectual Property licensed to the Company and its Subsidiaries under a valid, binding, written agreement. All current and former officers and employees of the Company and its Subsidiaries and all independent contractors and consultants of the Company and its Subsidiaries that have created any Intellectual Property used or held for use or exploitation by the Company or its Subsidiaries have assigned or are under a legal obligation to assign ownership of such Intellectual Property to the Company or a Subsidiary, or in the case of independent consultants and contractors, have, with respect to any such Intellectual Property that is Company

Intellectual Property, assigned ownership of all right, title, and interest in and to such Intellectual Property to the Company or a Subsidiary, or, with respect to any other such Intellectual Property, granted the Company and its Subsidiaries, a license to use such Intellectual Property in the manner in which such Intellectual Property is current used by the Company and its Subsidiaries in the conduct of their businesses.

(c) The Company and its Subsidiaries take commercially reasonable actions to maintain and protect the Company Intellectual Property, including to protect Confidential Information and trade secrets of the Company and its Subsidiaries or of others that has been provided to the Company or its Subsidiaries in confidence. To Company’s Knowledge, there is not and has not been any unauthorized use or disclosure, infringement, misappropriation, or other violation of any Company Intellectual Property by any Person.

(d) The Company Intellectual Property is subsisting, valid and enforceable and there have been no claims made against the Company challenging the validity, enforceability, use or ownership of any of the same. The conduct of the Company’s or its Subsidiaries’ businesses does not infringe, dilute, misappropriate or otherwise violate, nor has the conduct of such businesses during the five (5) year period immediately preceding the Closing Date infringed, diluted, misappropriated or otherwise violated, any third-party Intellectual Property. Neither the Company nor any of its Subsidiaries has received any notice or claim (including any unsolicited offer to license or the like) related to the foregoing, asserted any similar claim against any Person or received (or requested) any opinions of counsel related to the foregoing.

(e) The transactions contemplated by this Agreement and the other Transaction Documents will have no adverse effect on the Company’s right, title or interest in and to the Company Intellectual Property or any other Intellectual Property currently used by the Company or its Subsidiaries in the conduct of their businesses, and all of such Company Intellectual Property shall be owned or available for use by the Company or its Subsidiaries immediately after the Closing on terms and conditions identical to those on which it was available immediately prior to the Closing.

(f) All computers and other information technology infrastructure and systems used by or on behalf of the Company or its Subsidiaries in the conduct of their respective businesses (collectively, “Information Systems”) are adequate for the operation of such businesses. All Software Licenses used by the Business that are licensed by another Person on behalf of the Business will be transferred to being directly licensed by the Business at or prior to the Effective Time. The Company and its Subsidiaries have operational business continuity plans in place for all Information Systems that address the possibility of future significant business disruptions. The Company and its Subsidiaries have taken steps and implemented procedures to ensure compliance with licenses for Software included in the Information Systems and that Information Systems do not include contaminants, and to mitigate risks that the Information Systems will be used or accessed by persons other than employees, contractors or other authorized personnel of the Company or a Subsidiary or other than in a manner in which such personnel are authorized to use or access the Information Systems. During the five (5) year period immediately preceding the date of this Agreement, there has not been any material malfunction of any Information Systems that has not been remedied or replaced, or any material unplanned downtime or service interruption of the Information Systems.

(g) The Company maintains policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance in all material respects with all applicable Law. There has been no security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, any data in the possession, custody, or control of the Company that contains the personally identifiable information of natural persons. The use and dissemination of any and all data and information concerning individuals by the Company and its Subsidiaries is in compliance in all material respects with all applicable privacy policies, privacy notices, terms of use, customer agreements, and Law. The consummation of the transactions contemplated hereby will not violate any privacy policy, privacy notice, terms of use, customer agreements, or Law relating to the use, dissemination, or transfer of any such data or information as of the Closing.

2.14 Litigation. Except as set forth on the attached Schedule 2.14, there are no (and, within the five (5) year period immediately preceding the date hereof, there have not been any) actions, suits, proceedings (including administrative, self-regulatory organization or arbitration proceedings), orders or claims (a) pending or, to the Company’s Knowledge, threatened against or materially affecting the Company or its Subsidiaries (or to the Company’s Knowledge, pending or threatened against any of the officers, members, partners or managers of Company or its Subsidiaries with respect to their business activities on behalf of the Company), or pending or threatened by the Company against any Person, at Law or in equity, or (b) for which the Company has received written notice thereof, before or by any Governmental Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); and the Company is not subject to any arbitration proceedings or, to the Company’s Knowledge, any on-going governmental or regulatory investigations or inquiries. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any court or other Governmental Entity, and neither the Company nor any of its Subsidiaries have received any written opinion or memorandum from legal counsel or compliance personnel to the effect that the Company or its Subsidiaries are exposed, from a legal standpoint, to any Liability which may be (individually or in the aggregate) material to its business.

2.15 Brokerage. Except as set forth on Schedule 2.15, the Company shall not have any Liability or obligation to pay any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Company or Berner is a party.

2.16 Insurance. Schedule 2.16 contains a brief description of each insurance policy maintained by the Company with respect to the properties, Assets and business, or managers and officers of the Company, and each such policy is in full force and effect. The Company has not received notice of any breach or default with respect to any such policy. Neither the Company nor any of its Subsidiaries have any self-insurance or co-insurance or retro-active premium programs.

2.17 Employees.

(a) Schedule 2.17(a) accurately sets forth, for each employee of the Company (whether employed directly or through a staffing company, employee leasing company or professional employer organization), including any employee who is on a leave of absence or layoff status, and each individual engaged directly as a consultant, contractor or other non-employee service provider: (i) name and job title; (ii) date of employment or engagement; (iii) classification of each employee as exempt or nonexempt under the Fair Labor Standards Act and analogous state or local Law; (iv) current annual salary rate or hourly pay rate; (v) the number of hours of sick-time currently accrued; (vi) the number of hours of vacation time or paid time off currently accrued; (vii) whether on leave or layoff status and expected date of return, and (viii) terms of engagement of each non-employee service provider.

(b) Except as provided on Schedule 2.17(b), the Company is not party to or bound by any contract with a service provider which is not terminable at-will by the Company without prior notice and without payment of severance or other penalty. The Company has made available to Purchaser accurate and complete copies of (i) all contracts with all employees and non-employee service providers and (ii) all employee manuals, employee handbooks and personnel policies of the Company.

(c) The Company is not now, and never has been, party to or bound by any collective bargaining agreement or other contract, or any duty to bargain, with a labor union, works counsel or other labor organization, or party to any representation proceeding before the National Labor Relations Board, and there is not now, and never has been, any labor organizing activity pending or, to the Company’s Knowledge, threatened with respect to the Company.

(d) There is not now, and has not been in the past twelve (12) months, any strike, slowdown, work stoppage, lockout or picketing involving the Company.

(e) The Company has at all times in the past five (5) years complied with all applicable Laws regarding labor and employment matters, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, Laws regarding employment discrimination, harassment and retaliation, wage and hour Laws, and wage payment Laws. Each individual who has provided services to the Company as an independent contractor at any time in the past five (5) years has, at all such times, been properly so classified by the Company. Each individual who has provided services to the Company as an “exempt” employee under the Fair Labor Standards Act or analogous state or local Laws at any time in the past five (5) years has, at all such times, been properly so classified by the Company.

(f) To the Company’s Knowledge, there is not currently pending against the Company any charge, complaint or petition filed by or with any Governmental Entity alleging unfair labor practices, discrimination, harassment, retaliation, or other violation of Laws regarding labor or employment matters.

(g) The Company has at all times complied with the requirements of all applicable Laws regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986. The Company has on file a valid and current I-9 form for all current and former employees to the extent required by federal Law.

(h) The Company has not, in the past three (3) years, experienced a “mass layoff” or “plant closing” as defined in the federal Worker Adjustment and Retraining Notification Act or similar event under analogous state Law.

(i) To the Company’s Knowledge, no employee or non-employee service provider: (i) intends to terminate his/her employment or engagement with the Company, (ii) has received an offer to join a business that may be competitive with the business of the Company, or (iii) is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that may reasonably be expected to interfere with the performance by such individual of his or her duties or responsibilities to the Company.

2.18 Employee Benefit Matters.

(a) Schedule 2.18(a) sets forth a true, correct and complete list of all Employee Benefit Plans. To the extent applicable with respect to each Employee Benefit Plan, true, correct and complete copies of the most recent documents described below have been delivered to Purchaser: (i) all plan documents and amendments thereto (or, in the case of unwritten plans, a written description thereof) and any written policies and/or procedures used in plan administration; (ii) current summary plan descriptions and any summaries of material modifications; (iii) IRS determination letter and any outstanding request for a determination letter; (iv) Form 5500 for the three most recent plan years, including without limitation all schedules thereto, all financial statements with attached opinions of independent accountants, and all actuarial reports; (v) in the case of an Employee Benefit Plan that is a “group health plan” as defined in Code Section 5000(b)(1), general notification to employees of their rights under Code Section 4980B, form of letters distributed upon the occurrence of a qualifying event described in Code Section 4980B, HIPAA policies and procedures and HIPAA notice of privacy practices; (vi) administrative service agreements, HIPAA business associate agreements, related trust agreements, annuity contracts and other funding instruments, (vii) any nondiscrimination, coverage, top-heavy and Code 415 testing performed with respect to the three (3) most recently completed plan years; and (viii) all material written correspondence with any Governmental Entity.

(b) Each Employee Benefit Plan and related trust agreement, annuity contract or other funding instrument has been established, administered, operated, and maintained in compliance with its terms, ERISA, the Code and any other applicable Laws. To Company’s Knowledge, the Company has no direct or indirect material Liability under the requirements provided by any and all statutes, orders or governmental rules or regulations, including but not limited to ERISA, COBRA, and the Code. With respect to each Employee Benefit Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) for which an applicable statutory or administrative exemption does not exist have occurred and no breaches of any of the duties imposed on Employee Benefit Plan fiduciaries by ERISA with respect to the Employee Benefit Plans have occurred that could result in any material Liability or excise Tax under ERISA or the Code being imposed on the Company. Each Employee Benefit Plan may be amended or terminated by the Company or Purchaser on or at any time after the Closing Date without Liability to the Company or Purchaser. None of the rights of the Company under an Employee Benefit Plan will be impaired by the consummation of the transactions contemplated by this Agreement.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype or volume submitter plan sponsor, to the effect that such plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. To the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely impact the qualified status of any such Employee Benefit Plan or the exemption of any related trust. With respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, (i) Schedule 2.18(c) sets forth a complete list of each outstanding loan owed by a participant in such Employee Benefit Plan in respect of his or her account thereunder, (ii) no capital stock or other equity interests of the Company is held as an asset in any such Employee Benefit Plan and (iii) the Company has not committed to make with respect to the current plan year, or has with respect to the immediately preceding plan year made, a matching or voluntary employer contribution under the terms of such Employee Benefit Plan.

(d) There is no pending or, to Company’s Knowledge, threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Employee Benefit Plan and no facts exist that would give rise to any legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim, other than routine claims for benefits and domestic relations order proceedings. No Employee Benefit Plan is, or was during the last three (3) years, the subject of an audit or other inquiry from the IRS, U.S. Department of Labor, PBGC or other Governmental Entity, nor is any Employee Benefit Plan the subject of an active filing under any voluntary compliance, amnesty, closing agreement or other similar program sponsored by any Governmental Entity, and no completed audit, compliance filing or closing agreement has resulted in the imposition of any material Tax, interest or penalty that has not been satisfied. Neither the Company nor any of its directors, officers, employees or any plan fiduciary has any Liability for failure to comply with ERISA, COBRA or the Code for any action or failure to act in connection with the administration or investment of any Employee Benefit Plan.

(e) All contributions to the Employee Benefit Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums (including premiums to the PBGC) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Benefit Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(f) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, participated in, sponsored or otherwise had any Liability with respect to (i) a multiemployer plan as defined in Section 3(37) of ERISA, (ii) an employee benefit plan subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code, (iii) a “multiple employer plan” within the meaning of Sections 201, 4063 or 4064 of ERISA or Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (v) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code or (vi) a self-funded or self-insured health plan.

(g) No Employee Benefit Plan provides life, health or other welfare benefits to former or retired employees of the Company or any Subsidiary, and neither the Company nor any of its Subsidiaries has any Liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other than pursuant to COBRA or similar state Laws which require limited continuation of coverage for such benefits. No Employee Benefit Plan provides benefits to any individual who is not a current or former employee of the Company, or a dependent or beneficiary of any such current or former employee. Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Employee Benefit Plan.

(h) Each Employee Benefit Plan which is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code, and has been in material documentary compliance with Section 409A of the Code. No award (and no agreement or promise by the Company to make an award) under any Employee Benefit Plan that provides for the granting of equity, equity-based rights, equity derivatives or options to purchase equity has been backdated or has been granted with a purchase price that is less than the fair market value of such equity as of the applicable grant date. Neither the Company nor any of its Subsidiaries has any (i) Liability for withholding Taxes or penalties due under Code Section 409A or (ii) obligation to indemnify or gross-up for any Taxes imposed under Code Sections 409A or 4999.

(i) The Company, its Subsidiaries and each Employee Benefit Plan are in compliance with the ACA, including compliance with all filing and reporting requirements, all waiting periods and the offering of affordable health insurance coverage compliant with the ACA to all employees and contractors who meet the definition of a full-time employee under the ACA. The Company and its Subsidiaries are not otherwise liable or responsible for any assessable payment, Taxes, or other penalties under Section 4980H of the Code or otherwise under the ACA or in connection with requirements relating thereto.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (whether alone or in connection with any event or events, including termination of service) (i) entitle any current or former service provider of the Company to any compensation or benefits due under any plan, program, agreement or arrangement, (ii) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any current or former service provider of the Company, (iii) require any contributions or payments to fund any obligations under any Employee Benefit Plan or (iv) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) No Employee Benefit Plan or other benefit arrangement covers any employee or former employee outside of the United States, and neither the Company nor its Subsidiaries has ever been obligated to contribute to any such plan.

2.19 Compliance with Laws; Regulatory Matters; Licenses.

(a) To Company’s Knowledge, except as set forth on the attached Schedule 2.19(a), the Company and its Subsidiaries are, and during the five (5) year period immediately preceding the Closing Date, and have been in compliance in all material respects with all applicable Laws. Since January 1, 2013, no notices have been received by and no claims have been filed or, to the Company’s Knowledge, threatened against the Company or any Subsidiary alleging a violation of any such Laws. Neither Berner, the Company nor any of its Subsidiaries have at any time made or received any unlawful bribes, kickback payments, unlawful compensation payments or other similar unlawful payments of cash or other consideration to any Person, including unlawful or unethical payments to or by any business relations for purposes of doing business with such Persons.

(b) The Company, its Subsidiaries and their respective employees hold and are in material compliance with all Licenses of or from Governmental Entities required for the conduct of the businesses of the Company and its Subsidiaries as presently conducted (and, to the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default or violation under any License) and the ownership of its Assets and properties. Schedule 2.19(b) sets forth a list of all Licenses which are material to the Company’s business. No written notices have been received by the Company or its Subsidiaries alleging the failure to hold any of the foregoing. All of such Licenses will be available for use by the Company or its Subsidiaries (or an employee) immediately after the Closing.

2.20 Affiliated Transactions. Except as set forth on Schedule 2.20, no officer, manager, member, partner or Affiliate of the Company or its Subsidiaries or, to the Company’s Knowledge, any spouse or any member of the immediate family of any officer, manager or member of the Company or any entity in which any such Person or individual owns more than a five percent (5%) beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or its Subsidiaries, or has any interest in any property used by the Company and any of its Subsidiaries (including any Intellectual Property), or has an employment or consulting (or similar) relationship with the Company or any of its Subsidiaries.

2.21 Real Property. Neither the Company nor any of its Subsidiaries own any real property or any interest in real property (other than the leasehold interest set forth on Schedule 2.21 attached hereto). Schedule 2.21 attached hereto sets forth a list of all of the leases, subleases and licenses (“Leases”) or other agreements for the use or occupancy of real property (the “Leased Real Property”) in which the Company or any Subsidiary has a leasehold, subleasehold or licensed interest. Except as set forth on the attached Schedule 2.21 with respect to each of the Leases: (i) the Lease is legal, valid, binding, and enforceable against the Company, and to the Company’s Knowledge, each other party thereto, (ii) the Lease is in full force and effect; (iii) assuming receipt of the required consents with respect to those Leases noted on Schedule 2.12, the transactions contemplated hereunder will not result in a breach of or default under the Lease or otherwise cause the Lease to cease to be enforceable and in full force and effect on identical terms following the Closing; (iv) neither the Company, any Subsidiary, nor, to the Company’s Knowledge, any other party to the Lease, is in breach or default under the Lease, and, to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under the Lease; and (v) neither the Company nor any of its Subsidiaries has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered the Lease or any interest therein. Except for the Leased Real Property, there is no real property which is leased or otherwise used in the Company’s or any Subsidiary’s business.

2.22 Environmental, Health and Safety Requirements. The Company and its Subsidiaries are and, during the five (5) year period immediately preceding the Closing Date, have been in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with all permits required by such Environmental Laws to operate their businesses as currently operated. There are no claims or proceedings pending or, to the Company’s Knowledge, threatened against the Company alleging the violation of or Liability under any Environmental Laws. The Company and its Subsidiaries do not have any material Liabilities pursuant to any Environmental Laws. There has been no release of Hazardous Materials in violation of any Environmental Law with respect to the Company or any Leased Real Property. The Company and the Subsidiaries have not received a request for information under any Environmental Law. The Company and the Subsidiaries have not agreed to indemnify any Person or party, including a predecessor, buyer, seller, landlord, or tenant, with respect to any Liabilities pursuant to any Environmental Law. The Company has provided to Purchaser true and accurate copies of all safety and environmental reports and investigations of the current operations and operations within the preceding ten (10) years, including those relating to the Leased Real Property.

2.23 Accounts Receivable; Inventory.

(a) Set forth on Schedule 2.23(a) is a true and complete list of all accounts receivable of the Company as of the dates indicated thereon (together with any other accounts receivable of the Company arising during the period from such date to the Closing Date, the “Accounts Receivable”). Each Account Receivable (i) is properly included in the Financial Statements in accordance with GAAP and is valued for purposes of the Financial Statements in accordance with GAAP; (ii) represents actual amounts incurred by the applicable account debtor; (iii) represents a sale made in the ordinary course and which arose pursuant to an enforceable written contract for a bona fide sale of goods or services performed, and the Company has performed in all material respects all of the obligations to produce and deliver the goods or perform the services to which such Account Receivable relates; and (iv) is current and collectible (subject to the bad debt reserve set forth on the Closing Statement (as determined in accordance with Section 1.3)). No agreement for deduction, free goods, discount, or other deferred price or quantity adjustment has been made with respect to any Account Receivable. Except for the allowance for doubtful accounts and customary industry allowances for returns and discounts that are recorded on the Latest Balance Sheet, no Account Receivable is subject to any counterclaim, set-off, defense, security interest, claim, or other Encumbrance other than Permitted Encumbrances.

(b) All inventories held by the Company or its Subsidiaries at any location are valued on the Financial Statements at the lower of cost (cost being determined by the first-in, first-out (FIFO) method) or market (market being determined in accordance with GAAP). Except as set forth on Schedule 2.23(b), such inventories consist of a quantity and quality usable and salable in the ordinary course, and are not physically damaged, previously used, obsolete, discontinued or excess inventory.

2.24 Product and Service Warranties.

(a) Set forth in Schedule 2.24(a) are the standard forms of product and service warranties and guarantees used by the Company and its Subsidiaries. No product or service warranties or guaranties have been orally authorized or made except as set forth in Schedule 2.24(a).

(b) Except as set forth in Schedule 2.24(b), in the last three (3) years, no product or service warranty or similar claims have been made against the Company or any Subsidiary and, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any material Liability in excess of the reserve therefor on the Latest Balance Sheet for any such claim.

2.25 Customers and Suppliers. Schedule 2.25 sets forth a true, complete, and correct list, by company, of the ten (10) largest customers of the Company and the ten (10) largest suppliers (including subcontractors to the Company under any contracts) of the Company by volume of sales and purchases, respectively (by dollar volume) for the twelve (12)-month period ending at the end of the calendar month immediately prior to the execution of this Agreement. The Company has not received any written notice from any supplier to the effect that, and, to the Company’s Knowledge, has no reason to believe that, any such supplier will stop or decrease in any material respect, or plans to stop or decrease in any material respect, the rate of supplying materials, products, or services to the Company. The Company has not received any written notice from any customer to the effect that, and, to the Company’s Knowledge, has no reason to believe that, such customer will stop or decrease in any material respect, or plans to stop or decrease in any material respect, the rate of buying materials, services, or products from the Company. The Company is not involved in any dispute with any customer or supplier.

2.26 NO OTHER REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION II AND IN SECTION III (EACH AS MODIFIED BY THE SCHEDULES) ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY AND BERNER AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE) ARE HEREBY EXPRESSLY DISCLAIMED; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE DEEMED TO RELEASE ANY PERSON FROM (OR OTHERWISE MITIGATE) ANY LIABILITY FOR (A) FRAUD (AS SUCH TERM IS DEFINED IN SECTION V) OR (B) ANY BREACH OF REPRESENTATIONS OR WARRANTIES MADE BY SUCH PERSON IN THIS AGREEMENT.

SECTION III

REPRESENTATIONS AND WARRANTIES OF BERNER

As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Berner hereby represents and warrants to Purchaser as follows:

3.1 Power and Authority. Berner possesses all requisite power and authority necessary to enter into and carry out the transactions contemplated by this Agreement.

3.2 Enforceability. This Agreement and each other Transaction Document to which Berner is a party have been validly executed and delivered and, when executed and delivered by Purchaser in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of Berner, enforceable against Berner in accordance with its terms.

3.3 Noncontravention. The execution and delivery by Berner of the Transaction Documents to which Berner is a party and all other agreements contemplated hereby and thereby to which Berner is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Berner, do not (i) create a Lien or Encumbrance on the Berner Interest or (ii) result in a violation of, any Law, order, judgment or decree to which Berner is subject.

3.4 Ownership of Berner Interest. Berner owns beneficially and of record the number of membership interests of the Company as are set forth next to Berner’s name on Schedule 2.2(a), free and clear of all Encumbrances. Except for the Berner Interest (and Berner’s indirect membership interest in the Company as the sole owner of Rabern Corp), Berner does not own any other Equity Interest or any other security of the Company, or any option, warrant, right, call, commitment or rights of any kind to have any such security issued.

3.5 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Berner is a party or to which Berner is subject.

3.6 Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to Berner’s knowledge, threatened against Berner in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

3.7 NO OTHER REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION III (AS MODIFIED BY THE SCHEDULES) ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY BERNER AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE) ARE HEREBY EXPRESSLY DISCLAIMED; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE DEEMED TO RELEASE ANY PERSON FROM (OR OTHERWISE MITIGATE) ANY LIABILITY FOR (A) FRAUD (AS SUCH TERM IS DEFINED IN SECTION V) OR (B) ANY BREACH OF REPRESENTATIONS OR WARRANTIES MADE BY SUCH PERSON IN THIS AGREEMENT.

SECTION IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to the Company and Berner to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to the Company and Berner as follows:

4.1 Organization, Power and Authority. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Purchaser possesses all requisite power and authority necessary to enter into and carry out the transactions contemplated by this Agreement.

4.2 Authorization. The execution, delivery and performance of the Transaction Documents to which Purchaser is a party and all of the other agreements contemplated hereby and thereby to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Purchaser. The Transaction Documents and all other agreements contemplated hereby and thereby to which Purchaser is a party, when executed and delivered by Purchaser in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of Purchaser, enforceable in accordance with its terms.

4.3 Noncontravention. The execution and delivery by Purchaser of the Transaction Documents to which Purchaser is a party and all other agreements contemplated hereby and thereby to which Purchaser is a party, the purchase of the Berner Interest hereunder, and the fulfillment of and compliance with the respective terms hereof and thereof by Purchaser, do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, or result in a violation of, the Governing Documents of Purchaser, or (b) result in a violation of, any Law, order, judgment or decree to which Purchaser is subject.

4.4 Brokerage. Other than the fee payable by Purchaser to C2 Advisory Group LLC in connection with the closing of the transactions contemplated by this Agreement, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Purchaser is a party or to which Purchaser is subject.

4.5 Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to Purchaser’s knowledge, threatened against Purchaser in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

4.6 Independent Investigation; No Reliance. In connection with its investment decision, Purchaser or its representatives have inspected and conducted such independent review, investigation and analysis (financial and otherwise) of the Company and the Subsidiaries as desired by Purchaser. In purchasing the Berner Interest, entering into this Agreement and consummating the transactions contemplated hereby, and assuming and relying upon there having been no Fraud in connection with the transactions contemplated by this Agreement, Purchaser acknowledges that it is relying upon its own investigation and the representations and warranties expressly set forth in Section II and Section III (in each case, as modified by the Schedules) and it is not relying upon any other representation or warranty by, or information from, the Company or Berner or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, and Purchaser acknowledges that the Company and Berner expressly disclaim any other representations and warranties. Except for the representations and warranties expressly set forth in Section II and Section III (in each case, as modified by the Schedules) and assuming and relying upon there having been no Fraud in connection with the transactions contemplated by this Agreement, Purchaser acknowledges that neither the Company nor Berner have made any representations or warranties to Purchaser regarding the probable future success or future profitability of the Company and its Subsidiaries or their respective businesses.

SECTION V

DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings set forth below:

“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended, and regulations promulgated thereunder.

“Accountant” has the meaning set forth in Section 1.3(b).

“Accounting Principles” has the meaning set forth in Section 1.3(a).

“Accounts Receivable” has the meaning set forth in Section 2.23(a).

“Adjustment Amount” means the amount equal to the sum of (i) the Final Indebtedness Amount minus the Target Indebtedness Amount, plus (ii) the Target Net Working Capital minus the Final Net Working Capital.

“Adjustment Escrow Amount” means $1,000,000.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns a majority or more of the voting capital stock or other Equity Interests, directly or indirectly, of any other Person.

“Agreement” has the meaning set forth in the Preamble.

“Berner Indemnified Persons” has the meaning set forth in Section 7.3.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, together with the regulations and guidance related thereto, in each case as amended from time to time.

“Cash” means cash and cash equivalents, calculated in accordance with GAAP, excluding cash and cash equivalents that are subject to restrictions on use or withdrawal. For the avoidance of doubt, Cash will include checks, wire transfers and drafts deposited or available for deposit for the account of the Company.

“Closing Net Working Capital” has the meaning set forth in Section 1.3(a).

“Closing Payment” means (i) $25,900,000, minus (ii) the Escrow Amount.

“Closing Statement” has the meaning set forth in Section 1.3(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” means all Intellectual Property that is owned, or purported to be owned, in whole or in part, by the Company or its Subsidiaries.

“Company’s Knowledge” means the actual knowledge, after reasonable inquiry (including of its ordinary financial and accounting advisors), of Berner and Clayton Cook.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Company, its Subsidiaries or their business relations and their respective business activities. Confidential Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) information that identifies any individual requirements of, and specific contractual arrangements with, the Company’s customers, independent contractors, clearing agencies, joint venture partners and other business relations and their confidential information; (iii) trade secrets, know how, compilations of data and analyses, techniques, systems, formulae, algorithms, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property.

“Defense Notice” has the meaning set forth in Section 7.5.

“Deferred Payroll Taxes” means the employer portion of any payroll Taxes for a Pre-Closing Tax Period in respect of which the Company has deferred the payment thereof until after the Closing Date pursuant to the CARES Act (or any similar provision of federal, state, local or non-U.S. Law), calculated without giving effect to any Tax credits afforded under the CARES Act or any similar Law to reduce the amount of any such Taxes payable or owed.

“Disagreement” has the meaning set forth in Section 1.3(b).

“Effective Time” means 11:59 p.m. Central Time on the date of this Agreement.

“Employee Benefit Plans” means (a) all “employee benefit plans” as defined in Section 3(3) of ERISA and (b) any other agreement, arrangement, plan, or policy, qualified or non-qualified, written or oral, funded or unfunded, that involves any (i) pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, simple retirement account (as described in Code Section 408(p)), stock purchase, phantom stock, incentive plan, or change-in-control benefits; (ii) welfare or “fringe” benefits, including vacation, holiday, severance, redundancy, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts, or other benefits; or (iii) employment, consulting, engagement, retainer or golden parachute agreement or arrangement, in each case, which is or was sponsored, maintained or contributed to by the Company or any ERISA Affiliate or with respect to which the Company has or may have any current or future Liability, contingent or otherwise.

“Encumbrances” means, with respect to any Equity Interests, any Liens, agreements (other than the applicable Governing Documents), voting trusts, proxies and other arrangements or restrictions of any kind whatsoever, other than transfer restrictions imposed by applicable U.S. or state securities Laws or transfer restrictions set forth in the LLC Agreement, and any agreement to create any of the above.

“Environmental Law” means any Law in effect on or prior to the Closing in any way relating to the protection of human health and safety, the environment, Hazardous Materials, or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto and any comparable Law or the common Law, including trespass, nuisance or negligence.

“Equity Interests” means any membership interests, partnership interests, profits interests, capital stock or other equity securities or ownership interests, or securities exercisable or exchangeable for or convertible into, or other rights to acquire, membership interests, partnership interests, capital stock or other equity securities or ownership interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any corporation or trade or business, any other corporation or trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the escrow agreement substantially in the form attached hereto as Exhibit B, between Purchaser, Berner and Escrow Agent.

“Existing Lender” means Amarillo National Bank, a national banking association.

“Existing Loan” means that certain loan (Loan Number: 7000028029) issued by the Existing Lender to LP, with an outstanding principal amount as of April 4, 2022 of $15,265,839.62.

“Final Net Working Capital,” has the meaning set forth in Section 1.3(c).

“Fleet Escrow Amount” means $2,500,000.

“Fraud” means actual and intentional fraud with respect to any representation, warranty, covenant or obligation set forth in this Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means, with respect to any Person, its articles of organization, certificate of formation, certificate of organization, limited liability company agreement, limited partnership agreement, certificate of incorporation, bylaws, partnership agreement, or similar governing documents.

“Governmental Entity” means (i) any federal, state, province, local, municipal, tribal, foreign or other government; (ii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or regulatory organization and any court or other tribunal); (iii) anybody exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal; (iv) any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any federal, state, province, local, municipal or foreign government or other political subdivision or otherwise, or any officer or official thereof with requisite authority; and (v) any self-regulatory body or securities or other exchange or clearing system.

“Hazardous Materials” means any (i) pollutants or contaminants, (ii) hazardous, toxic, carcinogenic, mutagenic, corrosive, dangerous, noxious, flammable, explosive, infectious or radioactive substances, chemicals, materials or wastes (including without limitation those defined, declared, regulated or controlled as hazardous under any Environmental Law), (iii) petroleum including crude oil or any derivative or fraction thereof, (iv) asbestos fibers, (v) solid or liquid wastes or (vi) polychlorinated bi-phenyls, polychlorinated bi-phenyl waste or polychlorinated bi-phenyl related wastes.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Income Tax” means Taxes based or imposed on or measured by gross or net income, profits or gross receipts (excluding, for the avoidance of doubt, any sales and use and similar Taxes), and franchise, capital gains and similar Taxes.

“Income Tax Return” means any Tax Return filed or required to be filed with respect to Income Taxes.

“Indebtedness” means, without duplication, as of the date of determination, all obligations (including all obligations in respect of principal, accrued interest, penalties, prepayment penalties, fees, indemnities, and premiums) of the Company (a) for borrowed money including outstanding borrowings from factoring or other similar arrangements, (b) evidenced by bonds, debentures, notes, or similar instruments, (c) arising from installment purchases of property or representing the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding trade accounts payable incurred in the ordinary course), (d) under leases of the Company that have been or should be recorded as capital leases in accordance with

GAAP, (e) all indebtedness of others secured by a Lien on property or Assets owned or acquired by the Company, whether or not the indebtedness secured thereby have been assumed, (f) under interest rate, currency, or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (g) in respect of letters of credit (to the extent amounts have been drawn thereunder), surety bonds, or bankers acceptances, (h) all guarantees of the Company of any indebtedness of any other Person other than the Company, (i) under any sale and lease back transaction, securities repurchase agreements, or other similar financing transaction, (j) all declared and/or accrued but unpaid dividends or distributions, (k) all deferred compensation and expense reimbursement obligations of the Company including (i) any underfunded pension or post-retirement liabilities, (ii) all payment obligations under any retiree medical or deferred compensation plans, and (iii) all payroll, bonus or other benefits (including applicable payroll Taxes) deferred or unpaid at the time such obligation was due and payable, (l) for all Unpaid Taxes, and (m) all accrued but unpaid employee bonuses and incentive compensation and the employer’s share of employment Taxes with respect thereto.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnified Taxes” means any (i) Taxes of Berner, (ii) Taxes of, or payable by, the Company in respect of any Pre-Closing Tax Period, (iii) Taxes of any other Person for which the Company is liable pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local or foreign Law, as a transferee or successor, by contract or pursuant to any Law, (iv) Taxes, other than any Transfer Taxes that Purchaser is responsible for pursuant to Section 6.3, resulting from the transactions contemplated by this Agreement, and (v) Taxes attributable to or resulting from any corrective measures taken pursuant to Section 6.8 or contemplated by Schedule 6.8, in each case, except to the extent such Taxes are taken into account in determining, and result in a reduction to, the final Purchase Price pursuant to Sections 1.3 and 1.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Indemnity Escrow Amount” means $1,500,000.

“Intellectual Property” means any and all intellectual and proprietary rights and rights in confidential information of any kind throughout the world, including all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and other indicia of source or origin (“Trademarks”) and registrations and applications for registration thereof (together with all of the goodwill associated therewith), (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), and (vii) internet domain name registrations, social media accounts and social media handles with social media companies.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments or Equity Interests (including joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Latest Balance Sheet” has the meaning set forth in Section 2.6(a).

“Laws” means any federal, state, local, municipal, foreign or other statute, law, ordinance, regulation, rule, code, order, principle of common law or judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity, or other requirement or rule (including pursuant to any settlement, consent decree or determination of or settlement with an arbitrator) of law (including laws related to securities and securities trading, commodities and commodities trading, foreign currency trading, investment advice, broker/dealer matters, the employment of labor, the licensing of employees and independent contractors under its applicable Licenses and environmental and safety requirements).

“Liability” or “Liabilities” means all debts, adverse claims, liabilities and/or obligations, direct, indirect, absolute or contingent, whether known or unknown, accrued, vested or otherwise and whether or not reflected or required to be reflected on the financial statements of a Person.

“Licenses” means all licenses, memberships, registrations, certifications, accreditations, permits, bonds, franchises, approvals, authorizations, consents or orders of, notifications to, or filings with, any Governmental Entity, whether foreign, federal, state or local, or any other Person, currently maintained or necessary for the Company to operate its business as presently conducted, in compliance with all applicable Laws.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third-party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person, or any agreement to create any of the above.

“Material Adverse Effect” means any event, circumstance, condition, development, occurrence, change or effect that (i) has or would reasonably be expected to have a material adverse effect on the business, Assets, liabilities (contingent or otherwise), earnings or results of operations, or the financial condition of the Company taken as a whole or (ii) prevents, materially adversely affects, materially delays, or is reasonably expected to materially adversely affect or delay, the ability of Berner or the Company to perform their obligations hereunder or under any other Transaction Document or to consummate the transactions contemplated hereby or thereby on a timely basis; provided, that, with respect to clause (i), “Material Adverse Effect” shall not be deemed to include any effect to the extent resulting from change, after the date hereof, in general economic conditions in the industry in which the Company operates, to the extent that such changes do not have a disproportionate effect on the Company compared to other similarly situated participants in the industry in which the Company operates.

“Net Working Capital” means the aggregate value of the current assets of the Company listed under the heading “current assets” on Schedule 1.3(a), reduced by the current liabilities of the Company listed under the heading “current liabilities” on Schedule 1.3(a), with all balances determined in accordance with the Accounting Principles.

“New Lease Agreements” means the lease agreements between the Company and the applicable landlord counterparty thereto that are attached as Exhibit C to this Agreement.

“Notice of Dispute” has the meaning set forth in Section 1.3(b).

“Permitted Encumbrances” means (i) statutory Encumbrances for current Taxes that are (a) not yet due and payable or (b) the amount or validity of which is being contested in good faith by appropriate proceedings by the Company, in each case, for which adequate reserves have been established on the Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; and (iv) the Liens set forth on Schedule 2.10.

“Person” means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Promissory Note” means that certain Promissory Note to be made by the Company in favor of Purchaser in the form attached hereto as Exhibit D.

“Purchase Price Allocation” has the meaning set forth in Section 6.7.

“Purchaser Indemnified Persons” has the meaning set forth in Section 7.2.

“Rental Fleet Acquisition Payment” means $1,340,005.14.

“Schedules” means, collectively, the schedules hereto, and “Schedule” means any of the Schedules individually.

“Software” means all computer software, firmware, programs and databases, in any form, including without limitation, development tools, library functions, compilers, and platform and application software, whether in source code or object code format, and all documentation related thereto.

“Straddle Period” means any taxable period beginning on or prior to, and ending after, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall control any managing member or general partner of such limited liability company, partnership, association or other business entity.

“Supplemental Income Plan” means the Company’s non-qualified defined benefit plan known as the Supplemental Income Plan, which the Company originally adopted on June 15, 2012.

“Target Indebtedness Amount” means $13,000,000.

“Target Net Working Capital” means $5,051,153, which for the avoidance of doubt was calculated based on the following amounts for the Company: (i) cash: $1,901,421, (ii) accounts receivable: $2,734,653, (iii) inventory-merchandise: $866,234, and (iv) accounts payable: $(451,155).

“Tax” or “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, province, state, city, county, and foreign (or governmental unit, agency, or political subdivision of any of the foregoing), corporate, income, profits, license, withholding, payroll, employment (including Social Security, unemployment insurance, employer health and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, environmental, alternative minimum, occupation, property, net worth, capital gains, severance, premium, windfall profits, customs, duties, ad valorem, value added, excise, unclaimed property, escheat and any other governmental charges of the same or similar nature to any of the foregoing; including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, including by contract or otherwise.

“Tax Return” means any return, declaration, information statement, information report, estimate, election, claim for refund, statement of foreign bank and financial account or other return filed, or required to be filed, in connection with or relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Person” has the meaning set forth in Section 7.5.

“Third Person Claim” has the meaning set forth in Section 7.5.

“Transaction Documents” means this Agreement, the LLC Agreement, the Berner Employment Agreement, the Escrow Agreement, the Stockholders Agreement, and all other agreements, certificates and instruments contemplated hereby and thereby.

“Transfer Taxes” has the meaning set forth in Section 6.3.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unpaid Taxes” means all unpaid Taxes of, or payable by, the Company for any Pre-Closing Tax Period (including, for the avoidance of doubt, Taxes allocable to the portion of any Straddle Period ending as of the Closing Date (calculated pursuant to Section 6.2)), provided that Unpaid Taxes (x) shall not be an amount less than zero in any jurisdiction for any particular Tax, and (y) shall include any Deferred Payroll Taxes.

SECTION VI

TAXES

6.1 Tax Treatment. Purchaser and Berner agree that, for U.S. federal Income Tax purposes (and any similar provisions of state, local or non-U.S. Law), (a) the Interest Purchase will be treated as the purchase and sale of an interest in a partnership governed by Section 741 of the Code, and (b) the Contribution will be treated as the transfer of property to a corporation in exchange for stock of such corporation governed by Section 351 of the Code. Purchaser and Berner agree to treat the Interest Purchase and Contribution consistent with this Section 6.1 and shall not take any position, whether on a Tax Return or in a Tax audit, examination or other proceeding, inconsistent with this Section 6.1, except as otherwise required as the result of a “determination” within the meaning of Section 1313(a) of the Code.

6.2 Straddle Period Taxes.

(a) Except to the extent taken into account in determining the final Purchase Price pursuant to Sections 1.3 and 1.4, Berner shall be responsible for and pay any Taxes of the Company allocable to (i) any Tax period ending on or prior to the Closing Date, and (ii) the portion of any Straddle Period ending on the Closing Date. For purposes of this Agreement, the Taxes allocable to the portion of a Straddle Period ending on the Closing Date shall (x) in the case of property, ad valorem and other Taxes imposed on a periodic basis, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any other Tax, be deemed to be the amount of Tax that would be payable if the relevant Tax period ended at the end of the Closing Date pursuant to an interim closing-of-the-books. Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended at the end of the Closing Date.

(b) The parties agree that the Company’s items of income, gain, loss, deduction and credit for the taxable year that includes the Closing Date will be allocated for federal and applicable state and local Income Tax purposes using the “closing of the books” method as described in Section 706(d)(1) of the Code and Treasury Regulation Section 1.706-4 (and corresponding provisions of state or local Income Tax Law where applicable) as of the end of day on the Closing Date, and accordingly, taxable net income or net loss accrued on or prior to the Closing Date shall be treated as attributable to the portion of such period ending on the Closing Date and shall, to the extent permitted by applicable Law, be allocated for Tax purposes solely to Berner and Rabern Corp.

(c) For the avoidance of doubt, Holdco shall prepare, or cause to be prepared, all Tax Returns of the Company for any Straddle Periods.

6.3 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively “Transfer Taxes”) shall be paid fifty percent (50%) by Berner and fifty percent (50%) by Purchaser when due, and the party required by applicable Law will file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Purchaser and Berner agree to use their best efforts to obtain any certificate, including a resale certificate, or other document from any Governmental Entity as may be necessary to mitigate, reduce or eliminate any such Transfer Tax.

6.4 Cooperation. Purchaser and Berner agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Purchaser and Berner shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.4.

6.5 Section 754 Election. The Company shall make an election under Section 754 of the Code (and under any similar provisions of state, local or non-U.S. Law), for the taxable year of the Company in which the Closing Date occurs.

6.6 Push Out Election. Notwithstanding anything to the contrary in this Agreement or the LLC Agreement, if the Internal Revenue Service or any other Tax authority makes an adjustment to an item of income, gain, loss, deduction or credit of the Company for any Pre-Closing Tax Period, the Company shall timely and properly make the election to “push out” any adjustments to the partners under Section 6226 of the Code or otherwise take such actions as may be necessary to ensure that Berner and Rabern Corp., and not Purchaser, bear in full the burden of any such adjustment, including any interest, penalties and additions to Tax (and Berner shall take (and cause Rabern Corp. to take) any actions necessary to give effect to this provision).

6.7 Allocation. For purposes of applying Sections 741, 743, 751, and 755 of the Code and the Treasury Regulations promulgated thereunder, the respective fair market values of the Assets of the Company as of the Closing Date shall be determined in accordance with an asset allocation to be prepared by Purchaser (the “Purchase Price Allocation”) and provided to Berner within 240 days after the final determination of the Adjustment Amount. The Purchase Price Allocation shall be prepared in accordance with the applicable provisions of the Code and Treasury Regulations. Berner shall have thirty (30) days to review and comment on the draft Purchase Price Allocation, and Purchaser shall consider in good faith any reasonable comments made by Berner. The Company, Purchaser and Berner agree that they will (i) be bound by the Purchase Price Allocation for the purposes of determining any Taxes, (ii) report for Tax purposes the transactions consummated pursuant to this Agreement in a manner consistent with the Purchase Price Allocation, and (iii) not take a position for Tax purposes that is inconsistent with the Purchase Price Allocation on any Tax Return or in any proceeding before any Tax authority except with the prior written consent of the other Parties.

6.8 Corrective Measures. Purchaser and Berner agree that the Company shall take the corrective measures set forth on Schedule 6.8 with respect to the Tax Returns set forth therein, and Purchaser and Berner shall reasonably cooperate in the completion thereof. For the avoidance of doubt, all costs or expenses related to taking such corrective measures, including the payment of any Taxes with respect thereto, shall be borne by Berner. For the avoidance of doubt, nothing in this Section 6.8 shall in any way limit any claim for indemnification by Purchaser pursuant to any other provision of this Agreement.

SECTION VII

INDEMNIFICATION

7.1 Survival. All of the representations and warranties made by any Party in this Agreement or any certificates or documents delivered hereunder shall survive the Closing Date and will continue for a period of eighteen (18) months following the Closing Date, at which time they shall expire, except that such expiration shall have no effect on any obligations in respect of which a notice of claim has been submitted hereunder prior to such expiration, and except that the representations and warranties contained in (i) Section 2.1 (Organization), Section 2.2 (Equity Interests and Related Matters), Section 2.3 (Subsidiaries; Investments), Section 2.4 (Authorization), Section 2.5(a)-(b) (Noncontravention), Section 2.10 (Assets), Section 2.15 (Brokerage), Section 2.22 (Environmental, Health and Safety Requirements) shall survive for a period of five (5) years following the Closing Date, Section 3.1 (Power and Authority), Section 3.2 (Enforceability), Section 3.3 (Noncontravention), Section 3.4 (Ownership of Berner Interest), Section 3.5 (Brokerage), Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Noncontravention), and Section 4.4 (Brokerage) shall survive for a period of five (5) years following the Closing Date and (ii) Section 2.11 (Tax Matters) and Section 2.18 (Employee Benefit Matters) shall survive the Closing Date until thirty (30) days after the expiration of the statute of limitation applicable to the underlying subject matter of such representation (including any extensions or tollings thereof). All covenants and other agreements contained in this Agreement that by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms and claims resulting from Fraud shall survive indefinitely.

7.2 Indemnification for Purchaser Indemnified Persons. Subject to the terms and conditions of this Section VII, from and after the Closing, Berner shall indemnify and hold harmless Purchaser and its Affiliates, and the shareholders, members, directors, managers, officers, partners, employees, successors, assigns, representatives, and agents of each of them in their capacities as such (collectively, the “Purchaser Indemnified Persons”), from and against, and Berner waives any claim for contribution or indemnity against the Company and its Affiliates with respect to, any and all out-of-pocket claims, losses, monetary damages, obligations, liabilities, fines, fees, penalties, Taxes, loss of Tax benefits or Tax attributes, expenses, costs (including reasonable attorneys’ fees and expenses, court costs, and expert witness fees and expenses), but expressly excluding punitive or exemplary damages (except in each case to the extent that any of the foregoing are awarded in connection with a Third Person Claim) incurred in connection therewith and/or in connection with the enforcement of this Agreement (collectively, “Losses”) incurred by any of them resulting from or arising out of or in connection with:

(a) any breach of or inaccuracy in the representations or warranties of the Company and Berner contained in Section II of this Agreement or Berner contained in Section III of this Agreement;

(b) any breach of any covenant or other obligation of the Company or Berner made or incurred under or pursuant to this Agreement;

(c) any Indemnified Taxes;

(d) any and all Liabilities incurred by Purchaser or the Company in connection with the Supplemental Income Plan;

(e) any claim or threatened claim by Berner against the Company, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered by the Company or Purchaser in connection herewith) or otherwise at Law or equity (other than claims for which the facts or circumstances giving rise to such claim first occur following Closing);

(f) any claim or threatened claim of ownership in the Company by any Person (other than Berner) purporting to own any Equity Interest in the Company prior to the Closing Date, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise at Law or equity; and

(g) the misclassification of any independent contractors engaged by the Company or any of its Subsidiaries prior to the Closing Date.

7.3 Indemnification for Berner Indemnified Persons. Subject to the terms and conditions of this Section VII, from and after the Closing, Purchaser shall indemnify and hold harmless Berner, Rabern Corp, and their successors and assigns (the “Berner Indemnified Persons”) from and against any and all Losses incurred or to be incurred by any of them, resulting from or arising out of or in connection with:

(a) any breach of or inaccuracy in the representations or warranties of Purchaser contained in this Agreement;

(b) any breach of any covenant or other obligation of Purchaser made or incurred under or pursuant to this Agreement; and

(c) any of the Transfer Taxes that Purchaser is responsible for pursuant to Section 6.3.

7.4 Notice of Claim. In the event that Purchaser seeks indemnification on behalf of a Purchaser Indemnified Person, or Berner seeks indemnification on behalf of a Berner Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such written notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. Subject to the terms of this Agreement, the Indemnifying Party shall have thirty (30) days after its receipt of such written notice to make such investigation of any claim of Losses that do not result from a Third Person Claim (a “Direct Claim”) as the Indemnifying Party deems necessary or desirable and respond in writing to such Direct Claim. In order to conduct such investigation the Indemnified Party will, promptly upon request, make all relevant records and personnel available to the Indemnifying Party as reasonably required by the Indemnifying Party to fully investigate the claims. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have accepted full responsibility for all Losses relating to such Direct Claim and shall pay the amount of Losses relating to such Direct Claim to the Indemnified Party within five (5) days after such thirty (30)-day period. If an Indemnified Party disputes such claim within such 30-day period and the Indemnified Party and the Indemnifying Party do not agree to the validity and/or amount of such disputed claim, no payment will be made in respect of the disputed claim until it is definitively resolved, whether by final, non-appealable adjudication of such matter or agreement between the Indemnified Party and the Indemnifying Party.

7.5 Right to Contest Claims of Third Persons.

(a) If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an Indemnified Party hereunder (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such written notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. Except as otherwise provided in this Section 7.5, the Indemnifying Party shall then have the right, upon written notice to the Indemnified Party (a “Defense Notice”) within fifteen (15) days after receipt from the Indemnified Party of written notice of such claim, to investigate, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim and to discharge any cost or expense arising out of such investigation, contest or settlement. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. In the event that the Indemnifying Party shall fail to give the Defense Notice within said fifteen (15)-day period, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim, (ii) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, and (iii) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Person Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by that conduct of the Indemnified Party in the defense and/or settlement of such Third Person Claim constituted gross negligence or willful misconduct. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof, including cooperation with any insurer to the extent applicable.

(b) In the event that the Indemnifying Party delivers a Defense Notice with respect to such Third Person Claim within fifteen (15) days after receipt thereof and thereby elects to conduct the defense of the subject claim, (i) the Indemnifying Party shall be entitled to have control over said defense and, subject to the provisions set forth below, settlement of the subject claim, (ii) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, personnel and materials as it may reasonably request, and (iii) the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, that consent of the Indemnified Party shall not be required in any of the following cases: (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party shall have no Liability with respect to any compromise or settlement of such Third Person Claims effected without its consent.

(c) Notwithstanding anything to the contrary contained in this Section 7.5, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that, if successful, would set a precedent that would materially interfere with, or have a Material Adverse Effect on, the business or financial condition of the Indemnified Party, or (iv) that imposes Liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such event, the Indemnifying Party will still be subject to its obligations hereunder, and the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

7.6 Limitations on Indemnity.

(a) In no event will Berner have any obligation to indemnify Purchaser Indemnified Persons pursuant to Section 7.2 for an aggregate amount in excess of Berner’s portion of the aggregate Cash consideration actually received by Berner pursuant to this Agreement.

(b) No Berner Indemnified Person shall have any claim for contribution from or against the Company as a result of any indemnification or other payments made by Berner to any of Purchaser Indemnified Persons pursuant to this Agreement.

(c) No information or knowledge acquired, or investigations conducted, by Purchaser or its representatives of the Company, any of its businesses, Assets, Liabilities, or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification or other claim by Purchaser or any Purchaser Indemnified Person under this Agreement.

(d) Notwithstanding anything contained herein or elsewhere to the contrary, all “material,” “Material Adverse Effect” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement (other than the representations and warranties set forth in Section 2.6(b) (with respect to the first use of materiality therein only), Section 2.8 or the defined term “Material Contract” in Section 2.12(c)) shall be ignored and not given any effect for the indemnification provisions of this Agreement, including, without limitation, for purposes of determining the amount of any Losses incurred with respect to the indemnification provisions hereof and in determining whether or not a breach of a representation or warranty has occurred.

(e) Purchaser Indemnified Persons’ right to indemnification pursuant to this Agreement on account of any Losses will be reduced by all insurance or other third-party indemnification proceeds actually received by Purchaser Indemnified Persons with respect to such Losses (net of any costs and expenses incurred in connection with such recovery, including any retention or deductible payable thereunder). Purchaser Indemnified Persons shall remit to Berner any such insurance or other third-party proceeds (net of any costs and expenses incurred in connection with such recovery, including any retention or deductible payable thereunder) that are paid to Purchaser Indemnified Persons with respect to Losses for which Purchaser Indemnified Persons have been previously paid by Berner pursuant to this Agreement.

(f) Purchaser Indemnified Persons will not be entitled to indemnification pursuant to this Agreement for Losses to the extent taken into account in determining the Adjustment Amount.

(g) No Indemnified Party shall be entitled to be compensated more than once for the same Losses.

(h) Subject to the limits set forth in this Section VII, any Losses owed to any Purchaser Indemnified Person pursuant to a claim for indemnity under Section 7.2 shall be satisfied by Berner in the following manner and order of priority: first, from the account holding the Indemnity Escrow Amount to the extent of the then-remaining Indemnity Escrow Amount, and second, thereafter to the extent that such Losses exceed the Indemnity Escrow Amount, from Berner directly.

(i) Subject to Section 9.4 of this Agreement, the indemnification provisions of this Section VII shall be the exclusive remedy of each Purchaser Indemnified Person with respect to a breach of this Agreement by the Company or Berner.

7.7 Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all purposes.

SECTION VIII

NON-COMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT

8.1 Berner hereby acknowledges that he is familiar with the trade secrets and other Confidential Information of the Company and its Subsidiaries. Berner acknowledges and agrees that Purchaser would be irreparably damaged if Berner were to, in violation of this Section 8.1, provide services to or otherwise participate in the business of any Person competing with the business of the Company and its Subsidiaries and that any such competition by Berner (or his Affiliates) would result in a significant loss of goodwill by Purchaser and its Affiliates (including the Company and its Subsidiaries after the Closing). Berner further acknowledges and agrees that (x) the covenants and agreements set forth in this Section 8.1 were a material inducement to Purchaser to enter into this Agreement and to perform its obligations hereunder, and that Purchaser and its stakeholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if Berner breached the provisions of this Section 8.1; (y) at the Closing, Berner will receive valuable consideration for the Berner Interest; and (z) Purchaser is making a substantial Investment in the Company and its Subsidiaries, including good will, customer relationships, Intellectual Property and other proprietary and/or Confidential Information, and intends to expand upon the scope, geographic, industry, types of services and otherwise, and relationships with current and former customers. Therefore, Berner agrees, in further consideration of the Purchase Price to be paid hereunder for the Berner Interest sold by Berner on the Closing Date, that until the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), Berner shall not (and shall cause his Affiliates not to), directly or indirectly:

(a) own (in whole or in part), consult for, provide services to, engage in sales or marketing for, manage, operate, finance, join, control, participate in, be employed by, permit its, his, or her name to be used by, or otherwise have any direct or indirect interest in, whether as a shareholder, member, partner, sole proprietor, owner, principal, director, officer, manager, employee, agent, broker, representative, independent contractor, consultant, franchisor, franchisee, creditor, joint venture partner or otherwise, anywhere in the United States of America, any Person that is engaged directly or indirectly in the business of equipment rental and leasing or any other business conducted or engaged in by the Company or any of its Subsidiaries as of the Closing Date; provided, however, that nothing herein shall prohibit Berner or any of his Affiliates from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation;

(b) solicit or induce, or attempt to solicit or induce, any Person who is then (or was within the twelve (12) months preceding such conduct) a customer or client, or prospective customer or client, of the Company or any of its Subsidiaries to (i) do business with any competitor of the Company or any of its Subsidiaries, (ii) purchase any product or service from anyone other than Purchaser or its Affiliates (including the Company and its Subsidiaries after the Closing Date) that is the same as or substantially similar to, or a reasonable substitute for, any product or service sold, provided or offered by the Company or any of its Subsidiaries, or (iii) terminate, reduce or otherwise alter to the detriment of the Company or any of its Subsidiaries such Person’s business relationship with the Company or any of its Subsidiaries;

(c) solicit or induce, or attempt to solicit or induce, any Person who is then (or was within the twelve (12) months preceding such conduct) a vendor, supplier, strategic partner, joint venture partner, licensee, licensor, bona fide potential acquisition or investment target, or other material business relation of the Company or any of its Subsidiaries to terminate, reduce or otherwise alter to the detriment of the Company or any of its Subsidiaries such Person’s business relationship with the Company or any of its Subsidiaries;

(d) (i) solicit or induce, or attempt to solicit or induce, any Person who is then (or was within the six (6) months preceding such conduct) an employee, contractor or consultant of the Company or any of its Subsidiaries to terminate, reduce or otherwise alter to the detriment of the Company or any of its Subsidiaries such Person’s employment, contractor or consulting relationship with the Company or any of its Subsidiaries, or (ii) hire any such Person (it being conclusively presumed by the Parties, so as to avoid any disputes under this Section 8.1, that any such hiring is also a violation of clause (i) above); or

(e) make any disparaging, derogatory or negative statement or communication regarding the Company or any of its Subsidiaries, Purchaser or any of its Affiliates, the business of the Company, or any of their respective products, services, owners, directors, officers, managers, employees or agents; provided that nothing contained in this Section 8.1(e) shall prohibit (i) giving truthful testimony under oath in any judicial, administrative or arbitral proceeding, (ii) making truthful statements to government officials in the course of their official duties, or (iii) reporting violations of Law to law enforcement officials.

8.2 If, at the time of enforcement of the covenants contained in Section 8.1 (the “Restrictive Covenants”), a court shall hold that the Restricted Period, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated Restricted Period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum Restricted Period, scope and area permitted by Law. Berner has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of the Restricted Period, scope and area restrictions and are necessary to protect Purchaser and its Affiliates (including the Company and its Subsidiaries after the Closing), the goodwill of the Company and its Subsidiaries, and the substantial investment made by Purchaser hereunder. Berner further acknowledges and agrees that the Restrictive Covenants are being entered into by him in connection with the sale of the Berner Interest and not directly or indirectly in connection with his employment or other relationship with the Company.

8.3 If Berner or any Affiliate of Berner breaches or threatens to breach any of the Restrictive Covenants, Purchaser shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Purchaser or its Affiliates at Law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Purchaser and its Affiliates and that money damages would not provide an adequate remedy to Purchaser; and (ii) the right and remedy to require Berner or his Affiliate (as applicable) to account for and pay over to Purchaser any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions or other actions constituting a breach of the Restrictive Covenants.

8.4 In the event of any breach or violation by Berner or any of his Affiliates of any of the Restrictive Covenants, the Restricted Period with respect to such covenant shall be tolled until such breach or violation has ceased.

SECTION IX

MISCELLANEOUS

9.1 Fees and Expenses. Except as otherwise set forth herein, all fees and expenses incurred in connection with the Transaction Documents and the transactions contemplated thereby, including all legal, accounting, Tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of the Transaction Documents and the transactions contemplated hereby shall be the obligation of the Party incurring such fees and expenses.

9.2 Press Release and Announcements. No Party will make any public disclosure of the terms hereof or issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without the prior written consent of each other Party, not to be unreasonably withheld, delayed or conditioned, except as may be required by applicable requirements of Law or by obligations pursuant to any listing agreement with any national securities exchange or quotation system, in which case the Party making such disclosure will first provide to the other Parties the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure is intended to be made and the other Parties shall be permitted to comment on such proposed disclosure.

9.3 Further Assurances; Lien Releases. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or to consummate the transactions contemplated hereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party. In addition to the foregoing, from and after the Closing Date, Berner agrees to provide assistance, as may be reasonably requested by Manitex, to have terminated any liens on the Company, the Business or any assets of the Company or the Business that are in existence at Closing.

9.4 Remedies. Each of the Parties acknowledges and agrees that the other Parties may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, in addition to other remedies available to the Parties, each of the Parties agrees that the other Parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (without the posting of bond or other security) in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

9.5 Attorneys’ Fees. In the event that any suit, action or arbitration is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

9.6 Amendments and Waivers. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be set forth in a writing executed by Berner and Purchaser. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

9.7 Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and all of the rights, interests and obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any Party without first obtaining written consent of the other Parties; provided that Purchaser may assign this Agreement to any of its Affiliates without the prior written consent of the other Parties as long as the transferee assumes all obligations and liabilities of Purchaser hereunder. Notwithstanding any such permitted assignment, Purchaser shall remain liable hereunder.

9.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.9 Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of telecopied, facsimile, electronic mail, or portable data format (PDF) signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement.

9.10 Descriptive Headings; Interpretation. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.

9.11 Entire Agreement. This Agreement, the Transaction Documents and the agreements and documents referred to herein and therein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

9.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

9.13 Schedules. The Schedules are not intended to constitute and shall not be construed as constituting any representations or warranties of the Company or Berner except as and to the extent provided in Section II or Section III, subject to the limitations herein and therein. Disclosure of any item in any Section of the Schedules shall not constitute an admission or indication that such item or matter is material or would reasonably be expected to have a Material Adverse Effect. Any exception to any representations or warranties disclosed on one Schedule shall also constitute an exception to any other representations or warranties made in this Agreement only if (i) the substance of such exception is disclosed as provided herein on each such other applicable Schedule, (ii) a specific cross reference to a disclosure on another Schedule is made or (iii) the applicability of such exception to another representation and warranty is reasonably apparent on its face (without reference to any underlying document or matter).

9.14 Governing Law; Venue. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for the State of Delaware, and the Parties hereby irrevocably waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum.

9.15 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) provided that confirmation of delivery is received, upon machine-generated acknowledgment of receipt after transmittal electronic confirmation of delivery after transmittal by e-mail (provided that a confirmation copy is sent via reputable overnight courier service for delivery within two business days thereafter) or five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

If to the Company:

Rabern Rentals, LLC

__________________

__________________

Attention: ___________

Email:

with a copy to:

(which shall not constitute notice to the Company)

________________

________________

Attention: ___________

Email:

If to Berner:

Steve Berner

8000 Monticello Court

Amarillo, Texas 79119

Email: steve@rabern.net

with a copy to:

(which shall not constitute notice to Berner)

Underwood Law Firm, P.C.

Attention: David P. Goad or Gavin J. Gadberry

500 South Taylor, Suite 1200

Amarillo, Texas 79101

Email: dave.goad@uwlaw.com or gavin.gadberry@uwlaw.com

If to Purchaser:

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, IL 60455

Attention: Joseph Doolan

Email: jdoolan@manitex.com

with a copy to:

(which shall not constitute notice to Purchaser)

Bryan Cave Leighton Paisner LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, MO 63102

Attention: Todd M. Kaye

Email: todd.kaye@bclplaw.com

9.16 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

RABERN RENTALS, LLC

By:	/s/ Steven Berner
Name: Steven Berner
Title: President

MANITEX INTERNATIONAL, INC.

By:	/s/ Joseph Doolan
Name: Joseph Doolan
Title: Chief Financial Officer

/s/ Steven Berner Steven Berner

Exhibit A

Form of LLC Agreement

Exhibit B

Form of Escrow Agreement

Exhibit C

Form of Lease Agreement

Exhibit D

Form of Promissory Note